Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MasTec, Inc.
Coral Gables, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-235597) and Form S-8 (Nos. 333-256905, 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940, 333-30647, 333-174922, 333-188974, 333-209061, 333-64568, 033-55327 and 333-22465) of MasTec, Inc. (the "Company") of our reports dated March 1, 2022 relating to the consolidated financial statements and financial schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Miami, Florida
March 1, 2022